July 23, 1996

Richard E. Sabourin
4547 South Meadow Drive
Boulder, Colorado  80301

Re:  Offer of Employment

Dear Mr. Sabourin:

This letter will confirm the terms of an offer of employment to you by VICORP Restaurants, Inc. ("VICORP"). The offer is:

1. VICORP hereby offers to employ you into as an officer of VICORP. Your title would be Chief Financial Officer.

2. Your employment is to commence by no later than August 19, 1996 and shall continue thereafter on an at-will basis indefinitely.

3. In your position, you will be responsible for the functions normally performed by a Chief Financial Officer. You will be directly responsible for finance, accounting, treasury, tax, M.I.S., purchasing, distribution, and VICOM (the production division of VICORP). You will additionally be responsible to perform such other duties and services of an executive, administrative and managerial nature as shall be specified and designated from time to time by the President of VICORP.

4.   Your immediate supervisor will be the President of VICORP.

5.   The compensation package you will receive is:

     (a) A bi-weekly base salary of $9,615.38 (representing an annualized base salary of $250,000).

     (b) You will be eligible to participate in the incentive program for officers and directors of VICORP as approved by the Board of Directors commencing with VICORP's 1997 fiscal year.

     (c) VICORP will grant to you an option to purchase 100,000 shares of VICORP's common stock at an exercise price equal to the closing price of VICORP's stock as of the date you sign this letter and return it to the undersigned. The options shall vest in 25,000-share increments on September 1, 1997, 1998, 1999, and 2000, subject to your continued employment with VICORP on the applicable vesting dates.

     (d) You will be eligible to participate in VICORP`s standard benefit programs consistent with the terms of those programs that are offered to other officers of VICORP. You will receive complete information on each of the benefits offered to officers of VICORP upon your request.

6. In the event your employment is terminated by VICORP for other than cause, VICORP will pay to you as severance an amount equal to one year's base salary calculated as of the time of termination, plus such other severance benefits, if any, in accordance with VICORP's severance policy for executives.

Hopefully, the above is a correct expression of your understanding of the terms of employment which you and Mike Jenkins have been discussing verbally. To the extent, however, you have additional questions or concerns, please feel free to contact me or Mike so that we might clarify any confusion.

To the extent that this is a correct expression, I would request that you reflect your acceptance of this offer of employment by executing the enclosed copy of this letter and returning the same to VICORP on or before July 30, 1996.

Sincerely,

/s/ Patricia M. Luzier               Acknowledged and agreed to this
    ------------------               25th day of July, 1996.
    Patricia M. Luzier
    Senior Vice President/
    Human Resources

                                 /s/ Richard E. Sabourin
                                     -------------------
                                     Richard E. Sabourin